Exhibit (g)

INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT is made the 9th day of December, 2020 (the “Agreement”), by and between SharesPost 100 Fund, a Delaware statutory trust (the “Company”), and Liberty Street Advisors, Inc., a New York corporation (the “Investment Adviser”).

WHEREAS, the Company is a closed-end, non-diversified management investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and operating as an interval fund; and

WHEREAS, the Investment Adviser is an investment adviser registered under the Investment Advisers Act of 1940 (the “Advisers Act”); and

WHEREAS, the Company desires to retain the Investment Adviser to act as its investment adviser pursuant to this Agreement; and

WHEREAS, the Investment Adviser desires to be retained to act as investment adviser to the Company pursuant to this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed, by and between the parties, as follows:

1.            The Company hereby retains the Investment Adviser to:

(a)            Act as its investment adviser and, subject to the supervision and control of the Board of Trustees of the Company (the “Board,” and each member of the Board, a “Trustee”), manage the investment activities of the Company as hereinafter set forth. Without limiting the generality of the foregoing, the Investment Adviser shall: (i) obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder; (ii) continuously manage the assets of the Company in a manner consistent with (x) applicable laws and regulations and (y) the investment objective, policies and restrictions of the Company, as set forth in the Registration Statement on Form N-2 filed by the Company with the Securities and Exchange Commission (the “SEC”) and as may be adopted or modified from time to time by the Board; (iii) determine the securities to be purchased, sold or otherwise disposed of by the Company and the timing of such purchases, sales and dispositions (and advising the Company’s Chief Compliance Officer of the same); (iv) invest discrete portions of the Company’s assets in individual companies (“Portfolio Companies”) and take such further action, including the placing of purchase and sale orders and the voting of securities on behalf of the Company, as the Investment Adviser shall deem necessary or appropriate. The Investment Adviser shall furnish to or place at the disposal of the Company such of the information, evaluations, analyses and opinions formulated or obtained by the Investment Adviser in the discharge of its duties as the Company may, from time to time, reasonably request.

(b)            Subject to the supervision and control of the Board, provide certain management, administrative and other services to the Company. The management, administrative and other services to be provided by the Investment Adviser shall include:

(i)	providing office space, telephone and utilities;

(ii)	providing administrative and secretarial, clerical and other personnel as necessary to provide the services required to be provided under this Agreement;

(iii)	supervising the entities which are retained by the Company to provide fund administration, transfer agent, custody, escrow and other services to the Company;

(iv)	handling inquiries from investors or their representatives regarding the Company and providing investors or their representatives with information concerning their investments in the Company and capital account balances;

(v)	monitoring relations and communications between investors or their representatives and the Company;

(vi)	the drafting and updating of disclosure documents relating to the Company and preparing offering materials and ensuring their compliance with applicable laws;

(vii)	[RESERVED];

(viii)	assisting in the preparation and mailing of subscription documents to investors or their representatives and confirming the receipt of such documents;

(ix)	assisting in the preparation, review and approval of any regulator y filings of the Company required under applicable law and filed with the SEC, state securities regulators and other federal and state regulatory authorities;

(x)	preparing reports to and other informational materials for shareholders of the Company (“Shareholders”) and assisting in the preparation of proxy statements and other Shareholder communications;

(xi)	monitoring compliance with regulatory requirements and with the Company’s investment objective, policies and restrictions as established by the Board;

(xii)	reviewing accounting records and financial reports of the Company, assisting with the preparation of the financial reports of the Company and acting as liaison with the Company’s accounting agent and independent auditors;

(xiii)	assisting in the preparation and filing of tax returns;

(xiv)	coordinating and organizing meetings of the Board and meetings of Shareholders, in each case when called by such persons;

(xv)	preparing materials and reports for use in connection with meetings of the Board;

(xvi)	maintaining and preserving those books and records of the Company not maintained by the Company’s fund administrator, accounting agent or custodian (which books and records shall be the property of the Company and shall be surrendered to the Company promptly upon request);

(xvii)	reviewing and arranging for payment of the expenses of the Company;

(xviii)	working with any counsel of the Company in response to any litigation, investigations or regulatory matters; and

(xix)	any additional services that the Investment Adviser and the Company’s Board shall agree to from time to time.

2.            Without limiting the generality of Section 1 hereof, the Investment Adviser is authorized: (a) to open, maintain and close accounts in the name and on behalf of the Company with brokers and dealers as it determines are appropriate; (b) to select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Company on such terms as the Investment Adviser considers appropriate and that are consistent with the policies of the Company; (c) to agree, subject to any policies adopted by the Board and to the provisions of applicable law, to such commissions, fees and other charges on behalf of the Company as it shall deem reasonable in the circumstances taking into account all such factors as it deems relevant (including the quality of research and other services made available to it even if such services are not for the exclusive benefit of the Company and the cost of such services does not represent the lowest cost available) and shall be under no obligation to combine or arrange orders so as to obtain reduced charges unless otherwise required under the federal securities laws; and (d) to pursue and implement the investment policies and strategies of the Company. The Investment Adviser may, subject to such procedures as may be adopted by the Board, use affiliates of the Investment Adviser as brokers to effect the Company’s securities transactions and the Company may pay such commissions to such brokers in such amounts as are permissible under applicable law.

3.            Advisory Fee; Expenses.

(a)            In consideration of the services provided by the Investment Adviser under this Agreement, the Company will pay the Investment Adviser a fee as indicated on Exhibit A (the “Advisory Fee”).

(b)            The Investment Adviser is responsible for all costs and expenses associated with the provision of its services hereunder including, but not limited to: (i) expenses relating to the selection of Portfolio Companies; and (ii) fees of consultants retained by the Investment Adviser. The Investment Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as may be necessary to render the services required to be provided by the Investment Adviser or furnished to the Company under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Investment Adviser shall be deemed to include persons employed or otherwise retained by the Investment Adviser or made available to the Investment Adviser.

4.            The Company will, from time to time, furnish or otherwise make available to Investment Adviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Company as the Investment Adviser may reasonably require in order to discharge its duties and obligations hereunder.

5.            Except as provided herein or in another agreement between the Company and Investment Adviser, the Company shall bear all of its own expenses, including, without limitation, fees and expenses of Trustees who are not “interested persons” (as defined by the 1940 Act and the rules thereunder, “Interested Persons”) of the Company or the Investment Adviser, interest expense, taxes, fees and commissions of every kind, expenses of pricing Company portfolio securities, expenses of issues, repurchase and redemption of shares of beneficial interest of the Company (“Shares”), expenses of registering and qualifying the Company and its Shares under federal and state laws and regulations, charges of custodians, transfer agents, and fund administrators, expenses of preparing and distributing prospectuses, auditing and legal expenses, reports to Shareholders, expenses of meetings of Shareholders and proxy solicitations therefor, insurance expense, expenses relating to distributions, association membership dues and such non-recurring items as may arise, including litigation to which the Company is a party.

6.            The compensation provided to the Investment Adviser pursuant to Section 3(a) hereof shall be the entire compensation for the services provided by the Investment Adviser to the Company and the expenses assumed by the Investment Adviser under this Agreement.

7.            The Investment Adviser will use its best efforts in the supervision and management of the investment activities of the Company and in providing services hereunder, but in the absence of willful misconduct, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Investment Adviser, its directors, officers or employees and its affiliates, successors or other legal representatives (collectively, the “Affiliates”) shall not be liable to the Company for any error of judgment, for any mistake of law, for any act or omission by the Investment Adviser or any of its Affiliates or for any loss suffered by the Company. Notwithstanding the foregoing, the Company shall not be deemed to have waived any rights it may have against the Investment Adviser under federal or state securities laws.

8.            Indemnification.

(a)            The Company shall indemnify, defend, and hold harmless the Investment Adviser and its Affiliates and their respective affiliates, executors, heirs, assigns, successors other legal representatives (each, an “Indemnified Person”) against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys’ fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person’s duties with respect to the Company, except those resulting from the willful misconduct, bad faith or gross negligence of an Indemnified Person or the Indemnified Person’s reckless disregard of such duties, and in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, “disabling conduct”). Indemnification shall be made following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct, or (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Trustees who are not parties to the proceeding, or (B) legal counsel selected by a vote of a majority of the Board in a written advice, that the Indemnified Person is entitled to indemnification hereunder. The Company shall, to the extent permitted by the 1940 Act and interpretations thereunder, advance to an Indemnified Person (to the extent that it has available assets and need not borrow to do so) reasonable attorneys’ fees and other costs and expenses incurred in connection with defense of any action or proceeding arising out of such performance or non-performance. The Investment Adviser agrees, and each other Indemnified Person will agree as a condition to any such advance, that in the event the Indemnified Person receives any such advance, the Indemnified Person shall reimburse the Company for such fees, costs and expenses to the extent that it shall be determined that the Indemnified Person was not entitled to indemnification under this Section 8.

(b)            The Investment Adviser agrees to indemnify, defend, and hold harmless the Company and its respective Trustees, affiliates, employees and agents (each, a “Company Party” and collectively, the “Company Parties”) against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys’ fees and disbursements, resulting in any way from the performance or non-performance of any Company Party’s duties with respect to the Investment Adviser, except those resulting from the willful misconduct, bad faith or gross negligence of a Company Party or the Company Party’s reckless disregard of such duties, and in the case of criminal proceedings, unless such Company Party had reasonable cause to believe its actions unlawful (collectively, “disabling Company conduct”). Indemnification shall be made following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Company Party was not liable by reason of disabling Company conduct, or (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Investment Adviser’s directors who are not parties to the proceeding, or (B) legal counsel selected by a vote of a majority of the Investment Adviser’s board in a written advice, that the Company Party is entitled to indemnification hereunder. The Investment Adviser shall, to the extent permitted by the 1940 Act and interpretations thereunder, advance to a Company Party (to the extent that it has available assets and need not borrow to do so) reasonable attorneys’ fees and other costs and expenses incurred in connection with defense of any action or proceeding arising out of such performance or non-performance. The Company agrees, and each other Company Party will agree as a condition to any such advance, that in the event the Company Party receives any such advance, the Company Party shall reimburse the Investment Adviser for such fees, costs and expenses to the extent that it shall be determined that the Company Party was not entitled to indemnification under this Section 8.

(c)            Notwithstanding any of the foregoing to the contrary, the provisions of this Section 8 shall not be construed so as to relieve an Indemnified Person or a Company Party of, or provide indemnification with respect to, any liability (including liability under federal securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 8 to the fullest extent permitted by law.

9.            Nothing contained in this Agreement shall prevent the Investment Adviser or an “affiliated person” (as such term is defined in the 1940 Act) of the Investment Adviser from acting as investment adviser or manager for any other person, firm or corporation and except as required by applicable law (including Rule 17j-1 under the 1940 Act) shall not in any way bind or restrict the Investment Adviser or any such “affiliated person” from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting. Nothing in this Agreement shall limit or restrict the right of any member, officer or employee of the Investment Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

10.          Term.

(a)            This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to this Section 10, this Agreement shall remain in effect for a period of two (2) years from such date and shall continue in effect from year to year thereafter; provided that such continuance is approved at least annually by the vote of a majority of the outstanding voting securities of the Company, as defined by the 1940 Act and the rules thereunder, or by the Board; and, provided, further, that in either event such continuance is also approved by a majority of Trustees who are not parties to this Agreement or Interested Persons of any such party (the “Independent Trustees”), by vote cast in person at a meeting called for the purpose of voting on such approval. The Company may at any time, without payment of any penalty, terminate this Agreement upon sixty (60) days’ prior written notice to the Investment Adviser, either by majority vote of the Board or by the vote of a majority of the outstanding voting securities of the Company (as defined by the 1940 Act and the rules thereunder). The Investment Adviser may at any time, without payment of penalty, terminate this Agreement upon sixty (60) days’ prior written notice to the Company.

(b)            If terminated, the Investment Adviser will be entitled to any unpaid fees through the date of termination calculated in accordance with Exhibit A.

11.          [RESERVED]

12.          This Agreement shall be binding upon and inure to the benefit of each party hereto, each Indemnified Person and their respective successors and permitted assigns. This Agreement shall automatically terminate in the event of its assignment (to the extent required by the 1940 Act and the rules thereunder) unless such automatic termination shall be prevented by an exemptive order or rule by the SEC.

13.          Any notice, offer, consent, or demand permitted or required to be made under this Agreement to any party hereto shall be made in writing signed by the person giving such notice and shall be deemed to have been given if (i) sent by United States certified or registered mail, return receipt requested, when received, (ii) personally delivered, when received, (iii) sent by United States Express Mail or overnight courier, on the second following business day, or (iv) sent by facsimile or electronic mail, upon confirmation of delivery to the intended recipient.

14.          This Agreement may be amended only by written agreement of the parties. Any amendment shall be required to be approved by the Board and by a majority of the Independent Trustees in accordance with the provisions of Section 15(c) of the 1940 Act and the rules thereunder. If required by the 1940 Act, any amendment shall also be required to be approved by such vote of Shareholders as is required by the 1940 Act and the rules thereunder.

15.          This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Advisers Act and the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

16.          The Company represents that this Agreement has been duly approved by the Board, including a majority of the Independent Trustees, and the Shareholders of the Company, in accordance with the requirements of the 1940 Act and the rules thereunder.

17.          The parties to this Agreement agree that the obligations of the Company under this Agreement shall not be binding upon any of the Trustees, any Shareholders or their affiliates, any officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Company.

18.	This Agreement embodies the entire understanding of the parties.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered Agreement on the day and year first above written.

SHARESPOST 100 FUND

By:	/s/ Kevin Moss
Name:	Kevin Moss
Title:	President

LIBERTY STREET ADVISORS, INC.

By:	/s/ Victor J Fontana
Name:	Victor J Fontana
Title:	President

EXHIBIT A

Investment Advisory Agreement

Following are the Advisory Fees that are the subject of this Agreement:

Advisory Fees

The Advisory Fee shall accrue daily at an annual rate of 1.90% of the average daily calculated net asset value of the Company, and shall be paid monthly in arrears.

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